EXHIBIT 99.1

RIVERSTONE NETWORKS APPOINTS INDUSTRY VETERAN DAVID GINSBURG VICE PRESIDENT OF WORLDWIDE MARKETING

SANTA CLARA, Calif., October 20, 2003—Riverstone Networks (RSTN.PK) today announced David Ginsburg has joined the company as Vice President, Worldwide Marketing. Ginsburg, who has more than 18 years of marketing experience in the networking and telecommunications industries, will direct all global product strategy and definition, lifecycle management and communications activities for Riverstone.

“Riverstone is at a turning point, and we believe that David’s experience will help ensure that we move forward accordingly,” said Riverstone President and CEO Oscar Rodriguez. “His background combines managing a start-up company with the technical depth and strategic vision of a larger player. We believe this will enhance our relationship with current customers and better position us to expand our market presence and visibility around the world.”

Prior to joining Riverstone, Ginsburg was vice president of marketing at Allegro Networks, a firm best known for having developed the industry’s first multi-router system. Previously, Ginsburg was vice president of product marketing at Nortel Networks, where he led the introduction of the industry’s first broadband IP services system, the Shasta BSN 5000. His tenure at Nortel came through its acquisition of Shasta Networks, where he was a founding member of the company’s marketing team.

“Riverstone possesses a uniquely talented group of people, and it has world class technology,” Ginsburg said. “The company has single-handedly defined the Metro Ethernet space. I look forward to working with the Riverstone team to help align this foundation with the demands of an ever-changing marketplace and move the company to the next level.”

In addition to his positions at Allegro Networks and Nortel, Ginsburg has held a variety of management and engineering positions with Cisco Systems, Alcatel and the U.S. Army. He has also authored several internetworking books published by Addison-Wesley, a publishing house that serves the programmer, developer, engineering, and system administrator communities. Ginsburg’s books include Implementing IP Services, Implementing ADSL and ATM: Solutions for Enterprise Internetworking. He is also a former chair of the Broadband Content Delivery Forum (BCDF).

Riverstone Networks

Riverstone Networks, Inc. (RSTN.PK) provides carrier class switches and routers for mission critical networks. From the metropolitan edge to the campus network, Riverstone’s advanced technology delivers the control and reliability carriers, government organizations, educational institutions and large corporations require. Worldwide, operators of mission critical networks trust Riverstone. For more information, please visit www.riverstonenet.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to market growth, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the risks detailed from time to time in Riverstone Networks’ SEC reports, including its quarterly report on Form 10-Q for the period ended January 14, 2003. Riverstone Networks disclaims any intent or obligation to update or revise these forward-looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.